                                                                    Exhibit 11.1

                              THE CHUBB CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                           THREE MONTHS ENDED MARCH 31

                                                            1996           1995
                                                           -------       -------
                                                               (in millions)
Net income .........................................       $ 151.4       $ 146.7

After-tax interest expense on 6% guaranteed
 exchangeable subordinated notes ...................           2.4           2.4
                                                           -------       -------

Net income for computing earnings per share ........       $ 153.8       $ 149.1
                                                           =======       =======

Average number of common shares outstanding ........         174.7         173.7

Additional shares from assumed conversion
  of 6% guaranteed exchangeable subordinated
  notes as if each $1,000 of principal
  amount had been converted at issuance
  into 23.256 shares of common stock ...............           5.8           5.8
                                                           -------       -------

Average number of common and common
  equivalent shares assumed outstanding for
  computing earnings per share .....................         180.5         179.5
                                                           =======       =======

Net income per share ...............................       $   .85       $   .83